Exhibit 10.1

December 31, 2022

David Wilson

Dear David,

On behalf of Powerfleet, Inc. (the “Company”), I am pleased to confirm our offer for full-time employment as Chief Financial Officer, reporting to Steve Towe. Your start date will be on January 4, 2023.

You will receive a semi-monthly salary of $14,583.33 which is equivalent to $350,000 on an annualized basis. In addition to your base salary, you will also be eligible for an annual bonus of 75%. The bonus will be aligned with pre-determined Company financial goals.

You will also receive 130,000 stock options that vest 25% each year from the date of grant (date of hire), as an inducement material to your entering into employment with the Company, and 75,000 shares of restricted stock that vest 25% each year from the date of the grant (date of hire), provided that you are an employee of the Company on such anniversary date. You will also receive, as an inducement material to your entering into employment with the Company, 275,000 stock options that will vest in full if the volume weighted average price of the Common Stock during a consecutive 60 trading day period (the “60 Day VWAP”) reaches $12.00 per share.

Additionally, the Company will reimburse you for one round trip economy flight from New York to California per month, including transportation to and from the airport, each in an amount consistent with permitted travel expenses under the Powerfleet Travel and Expense Policy.

During your employment with the Company, you will be entitled to all the Company’s current customary employee benefits, subject to plan eligibility requirements. A highlight of our benefits includes:

1.	Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in all of the Company’s benefit offerings including medical, dental, vision, long-term disability, short-term disability, life insurance, cancer care, accident indemnity, flexible spending, and dependent care programs.

2.	Company Savings Plan: Within the first month of your employment, you will be automatically enrolled in the Company’s 401(k) plan with the ability to cease participation or change your contribution at any time. The Company currently matches employee contributions up to 3%.

3.	Paid Time Off: You will accrue 30 Paid Time Off days during the course of a full year.

Your employment is contingent upon receipt of proof of eligibility to work in the United States. This offer is additionally contingent upon successful completion of our reference checking processes and background investigation (which may include criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Confidentiality and Non-Competition Agreement.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment. By signing this letter below, you agree that during your employment and at all times thereafter, you shall not use or disclose, in whole or in part, any of the Company’s or its customers’ or affiliates’ trade secrets, confidential and proprietary information, including without limitation, product information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s CEO. You also will be required to execute the annexed employee non-disclosure, assignment of inventions, and non-solicitation agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter. By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality, non-solicitation, non-competition or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Congratulations, David! We are excited to have you as part of our team and believe that based on your skills as you have outlined them to us, you will be a positive addition to our team. Please sign and date one copy of this letter and return it to me along with a signed and dated copy of your Employee General Covenants Agreement.

Sincerely,

/s/ Lindsay Estelle

Lindsay Estelle
Director, Human Resources

/s/ David Wilson	1/3/2023
David Wilson	Date